Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Bonk, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share ("Common Stock")	457(c)	31,839,533	0.2041(2)	$6,498,448.69	0.00013810	897.44	-	-	-	-

Fees Previously Paid	–	–	–	–	–	–	–	–
Carry Forward Securities
Carry Forward Securities								–
	Total Offering Amounts					6,498,448.69		$897.44
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$897.44

(1)	Rounded up to the nearest cent.
(2)	The price per share used to obtain the maximum offering amount of the common stock for the purposes of calculating the registration fee was the average of the high and low trading prices of the common stock reported by Nasdaq on December 5, 2025 ($0.2041).